Sub-Item 77I: Terms of new or amended securites

The response to sub-item 77I with respect to the RNT Natixis Liquid Prime Portfolio of Daily Income Fund (the "Company") is incorporated by reference to the Company's Post-Effective Amendement No. 25, as filed with the Securites and Exchange Commission on September 16, 2010 (Accession No. 0000806620-10-000096).